                                                                    EXHIBIT 10.4

             FORM OF SPLIT DOLLAR ASSIGNMENT TERMINATION AGREEMENT

         This SPLIT DOLLAR ASSIGNMENT TERMINATION AGREEMENT ("Termination Agreement") by and between Health Care and Retirement Corporation of America ("Company"), Manor Care, Inc. ("Manor Care"), Heartland Employment Services, Inc. ("HES"), ______________ ("Employee") and __________________________ as
Trustee ("Trustee") and Paul A. Ormond, and M.P. Weikel, under a certain Irrevocable Trust Agreement dated __________________ between Employee as grantor and ___________________________ as Trustee ("Trust Agreement"), is effective December 16, 2003.

                                    RECITALS

         WHEREAS, Company and HES are direct or indirect subsidiaries of Manor Care and serve as employer corporations for individuals providing services to or on behalf of Manor Care and its subsidiaries and affiliated entities; and

         WHEREAS, from January 1, 2000 and continuing through the present, Employee has been employed by HES; prior to January 1, 2000 Employee was employed by Company; and

         WHEREAS, among other benefits provided to Employee by Company and HES are executive life insurance benefits under the Supplemental Corporate Officer-Senior Executive Life Insurance Program ("SCO-SELIP") pursuant to which Employee is entitled to receive life insurance death benefits equal to two (2) times salary, prior to retirement, and two (2) times final salary, post-retirement (the "SCO - SELIP Benefits"); and

         WHEREAS, Company and HES elected to fund their obligations under the SCO-SELIP through collateral assignment split dollar life insurance arrangements ("CASD") pursuant to which each participant under the SCO-SELIP or an irrevocable trust created by the participant became the owner of life insurance policies subject to a collateral assignment to Company of a corporate interest equal to the amount of premiums paid by Company or HES; the CASD policies were designed to generate cash value such that at the participant's retirement the policies would have generated sufficient cash value to provide the SCO-SELIP Benefits without payment of additional premiums; and

         WHEREAS, Company, Employee and Trustee entered into a Split Dollar Assignment Insurance Agreement dated __________________ ("SDA") pursuant to which Employee and Trustee granted Company the right to receive the corporate interest from the life insurance policy(ies) supporting the SCO-SELIP obligations of Company (the "Policy") and Company agreed to pay the premiums on the Policy, with all such premium payments being referred to as the "Corporate Interest"; and

         WHEREAS, Trustee is and has always been the owner and the beneficiary of the Policy under the Trust Agreement; and

         WHEREAS, Section 5.10 of the SDA provided that in the event of a change in control, as defined in the SDA, Company would be required to release a portion of its Corporate Interest in the Policy and, if necessary, provide a gross-up payment to the Employee for any income taxes payable on such transfer; and

         WHEREAS, the transaction in September, 1998 between the former Health Care and Retirement Corporation and the former Manor Care, Inc. constituted a change in control under Section 5.10 of the SDA; and

         WHEREAS, the provisions of the Sarbanes-Oxley Act, effective in July, 2002, negatively impacted the CASD arrangement by potentially prohibiting the continued payment of premiums by Manor Care to the extent such payments may be considered loans to the Employee; and

         WHEREAS, in order to comply with the potential prohibition of continued premium payments by the Sarbanes-Oxley Act, Company discontinued premium payments under the SDA; and

         WHEREAS, in September, 2003 the Internal Revenue Service adopted regulations the effect of which will be to change the tax treatment of the SDA by causing the cash value in the Policy to become taxable to the Employee at retirement; and

         WHEREAS, IRS Notice 2002-8 established a "safe harbor" so that if the SDA is terminated prior to January 1, 2004 the cash value of the Policy will not be taxable to Employee at the time of such termination; and

         WHEREAS, the provisions of Sarbanes-Oxley and the IRS regulations and notices referenced above, have impacted the original design of the SCO-SELIP so as to reduce the advantages and benefits of the CASD arrangements for both Company and the participants; and

         WHEREAS, the Compensation Committee of the Manor Care Board of Directors has received and reviewed the recommendations of its consulting firm, Watson Wyatt, regarding the implementation of Section 5.10 of the SDA, as well as Watson Wyatt's recommendation regarding the provisions of Sarbanes-Oxley Act and the IRS regulations and notices referenced above; and

         WHEREAS, in view of the recommendations of Watson Wyatt, the Compensation Committee has approved the termination of the SDA pursuant to
Section 4.1(c) thereof on the terms and conditions stated herein; and

         WHEREAS, in light of the potential adverse tax consequences of continuing the SDA, the Employee and Trustee also desire to terminate the SDA pursuant to Section 4.1(c) thereof on the terms and conditions stated herein.

         NOW THEREFORE, in consideration of the foregoing and the mutual promises and commitments contained herein, and for other good and valuable consideration, the parties agree as follows:

         1. Termination of SDA. The parties agree, pursuant to Section 4.1(c), that the SDA shall terminate effective December 16, 2003. Except as provided in this Termination Agreement, upon termination of the SDA, Company shall have no further obligations under the SDA to make premium payments on the Policy.

         2. Waiver and Return of Corporate Interest. Upon termination of the SDA, Manor Care, HES and Company waive their rights to that portion of the Corporate Interest to the extent that the cash value of the Policy is sufficient to sustain the Policy with a death benefit equal to two (2) times Employee's annual salary as of the date hereof ("Termination Death Benefit"), without payment of any additional premiums. Any portion of the Corporate Interest that is in excess of the amount necessary to sustain the Policy equal to the Termination Death Benefit, without any additional payment of premiums on the Policy, shall be distributed to Manor Care as soon as practicable after the effective date of this Termination Agreement and Manor Care, HES and Company shall thereafter have no further Corporate Interest in the Policy. Manor Care, HES and Company shall execute a Release of Collateral Assignment with respect to the Policy in substantially the form attached hereto as Exhibit A, with respect to the amount of the Corporate Interest waived by Manor Care, HES and Company pursuant to this Termination Agreement. Employee acknowledges that he will be deemed to have ordinary income equal to the amount of the Corporate Interest waived by Manor Care, HES and Company under this Termination Agreement.

         3. Supplemental Payment For Future Premiums and Gross-Up. HES agrees that following termination of the SDA, and so long as Employee remains an employee of HES or any successor corporation designated by Manor Care, then Employee is entitled to receive a supplemental payment from HES or any successor corporation designated by Manor Care in an amount such that after payment of all federal, state and local income taxes and Medicare taxes imposed on the supplemental payment, Employee retains an amount of the payment sufficient to pay premiums on the Policy in the amount necessary to (i) provide a cash value of the Policy necessary to sustain the Policy equal to the Termination Death Benefit, in the event that the waiver of the Corporate Interest under Paragraph 2 of this Termination Agreement was not sufficient to provide such benefits;
(ii) increase the death benefits available under the Policy to account for future salary increases of Employee so that the Policy will be sufficient to provide an amount equal to the SCO-SELIP Benefit; and (iii) maintain the death benefits available under the Policy in the event of any shortfalls under the Policy.

         4. Gross-Up Payment on Waiver of Corporate Interest. HES agrees to make an additional payment to Employee, within 30 days following the date hereof, in an amount such that after payment of all federal, state and local income taxes and Medicare taxes imposed on the payment, Employee retains an amount of the payment sufficient to pay the personal income tax and Medicare tax liability Employee will incur as a result of the income received, on the waiver of the Corporate Interest required by Paragraph 2 of this Termination Agreement.

         5. Acknowledgment. Employee and Trustee acknowledge and agree that Manor Care, Company and HES by complying with the terms of this Termination Agreement will have fulfilled all obligations of Company under the SDA and so long as Manor Care, Company and HES perform their obligations under this Termination Agreement, Employee and Trustee shall take no other action seeking additional benefits under the SDA; provided, however, that Company agrees that following execution of this Termination Agreement, it will undertake in good faith to evaluate with Employee the best alternatives to providing the originally anticipated value in the Policy on an after-tax basis (including payment of any gift taxes as may be due) and will implement such alternative as deemed by the Compensation Committee of Manor Care to be in the best interests of Manor Care consistent with the original commitment to Employee regarding the after-tax benefits of the CASD arrangement related to the SCO-SELIP, which may include in Manor Care's discretion, the reimbursement of gift taxes imposed on the waiver of the Corporate Interest required by Paragraph 2, on the supplemental payments required by Paragraph 3, on any gross-up payment made to Employee under Paragraphs 3 and 4 and on Employee's portion of the cash value of the Policy, plus a gross-up of all income taxes on such reimbursement.

         6. Amendment and Termination This Termination Agreement shall not be modified or amended except by a written agreement of the parties to this Termination Agreement. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their successors and assigns and their respective trustees, officers, directors, shareholders, affiliates, subsidiaries and their successors and assigns.

         7. Further Actions. Each party agrees to take such further action, do such other things, and execute such other writings as shall be necessary and proper to carry out the terms and provisions of this Termination Agreement. Manor Care shall cause Company, HES or any successor employer of Employee to honor and fulfill its responsibilities and agreements under this Termination Agreement.

         8. Interpretation. This Termination Agreement shall be subject to and shall be construed under the laws of the State of Ohio.

         9. Headings. Any headings or captions in this Agreement are for reference purposes only, and shall not expand, limit, change or affect the meaning of any provision of this Termination Agreement.

         10. Counterparts. This Termination Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Termination Agreement.

         11. Amendment to Employment Agreement. This Termination Agreement shall constitute an amendment to any current Employment Agreement previously entered into by the parties and shall be incorporated into and made a part of such Employment Agreement.

         12. Successors. This Termination Agreement shall inure to the benefit of and be enforceable by the Employee's legal representatives. This Termination Agreement shall inure to the benefit of and be binding upon Manor Care, Company, HES and Trustee and their successors and assigns. Manor Care shall require any successor to all or substantially all of the business and/or assets of Manor Care, Company or HES, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, expressly to assume and agree to perform this Termination Agreement in the same manner and to the same extent as Manor Care, Company or HES would be required to perform if no such succession had taken place.

         IN WITNESS WHEREOF, the parties hereby execute this Termination Agreement as of the date first written above.

Employee:                                  Health Care and Retirement
                                           Corporation Of America:

_________________________________          By:   _______________________________
                                           Name: Wade B. O'Brian
                                           Its:  Vice President

Trustee                                    Heartland Employment Services, Inc.

By:   ___________________________          By:   _______________________________
Name: ___________________________          Name: Wade B. O'Brian
Its:  ___________________________          Its:  Vice President

                                           Manor Care, Inc.

                                           By:   _______________________________
                                           Name: R. Jeffrey Bixler
                                           Its:  Vice President